Exhibit 99.1

ContraVir Pharmaceuticals Announces the Approval of the IND and Initiation of the Clinical Development Program of CRV431 in the United States

EDISON, N.J., June 14, 2018 - ContraVir Pharmaceuticals, Inc. (NASDAQ:CTRV), a biopharmaceutical company focused on the development and commercialization of therapeutic drugs for the treatment of hepatitis B virus (HBV), announced today, the initiation of the clinical development program of CRV431, pursuant to the acceptance of the Investigational New Drug (IND) application by the U.S. Food and Drug Administration’s (FDA).

With the FDA’s approval, ContraVir plans to begin a streamlined early clinical program of CRV431 to test the clinical safety and efficacy profile in healthy volunteers and HBV-infected patients in the United States. With an agreement of an accelerated clinical program, ContraVir plans to bridge from a single ascending dose treatment of healthy volunteers to a single dose drug-drug interaction study with Viread®, tenofovir disoproxil fumarate (currently approved for the treatment of chronic HBV infection), and ultimately into a multi-dose 28-day pilot in HBV patients.

The randomized, partially-blinded, placebo-controlled study will be conducted in the United States and will consist of three parts.  The first part will assess the safety, tolerability, and pharmacokinetic (PK) profile of CRV431 as it is administrated as a single dose in healthy volunteers. The second part of the study will be a single dose drug-drug interaction pilot study in stable HBV patients with CRV431 co-treated with Viread®. The third part of the study will assess the safety, tolerability, PK, and preliminary signal for antiviral efficacy and identification of clinically-relevant biomarkers of CRV431 with Viread® in stable HBV patients.

“We are extremely excited to commence our first clinical studies for CRV431 in the United States,” said James Sapirstein, Chief Executive Officer of ContraVir. “The FDA’s approval of our development strategy in accelerating the clinical development of CRV431 allows us to move into patient trials in an expedited manner. The achievement of this milestone marks ContraVir as one of the few companies with two anti-HBV assets in clinical development. This progress is a testament to our team and the underlying dedication we have to streamline development of two very promising drugs in our pipeline, TXL™ and CRV431, both of which have the potential to be part of one or more curative treatments.”

About CRV431

CRV431 is a non-immunosuppressive analog of cyclosporine A (CsA) whose primary biochemical action is inhibition of cyclophilin isomerase activity, playing a key role in protein folding. Other viruses such as HIV-1 and HCV, similarly use cyclophilin for their replication. In pre-clinical studies, CRV431 has shown potential in experimental models to complement current hepatitis B treatments by reducing multiple markers of infection including HBV DNA, HBsAg, HBx, HBeAg, and HBV uptake by cells. Studies have also demonstrated that CRV431 reduces the progression of fibrosis in an animal model and also reduces both the number and size of liver tumors in a hepatocellular carcinoma (HCC) model.

About ContraVir Pharmaceuticals

ContraVir is a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies with a specific focus on developing a potentially curative therapy for hepatitis B virus (HBV). The company is developing two novel anti-HBV compounds with complementary mechanisms of action. TXL™, a nucleoside analog lipid prodrug of tenofovir (TFV), is designed to deliver higher hepatic intracellular concentrations of the active tenofovir species (tenofovir diphosphate) while reducing concentrations of tenofovir outside the liver, causing fewer off-target toxicities and side-effects. CRV431, the other anti-HBV compound, is a next-generation cyclophilin inhibitor with a novel structure that increases its potency and selective index against HBV. In vitro and in vivo studies have thus far demonstrated that CRV431 reduces HBV DNA and other viral proteins, including surface antigen (HBsAg). For more information visit www.contravir.com.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated,” and “intend,” among others. These forward-looking statements are based on ContraVir’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. ContraVir does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in ContraVir’s Form 10-KT for the year ended December 31, 2017 and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Sharen Pyatetskaya
Director of Investor Relations
sp@contravir.com; (732) 902-4028